Exhibit 10.15

EXECUTIVE SERVICES AGREEMENT

THIS EXECUTIVE SERVICES AGREEMENT (this “Agreement”), made this 11th day of August, 2005, is entered into by Alphatec Spine Inc., a California corporation (the “Company”), and Shunshiro Yoshimi (“Yoshimi”), residing at 25-7 Asumigaoka, 7 Chome, Midori-ku, Chiba-shi, Chiba-ken

WHEREAS, the Company and Yoshimi desire to enter into an executive services agreement which will supersede any such prior agreements; and

WHEREAS, the Company wishes Yoshimi to perform services for Alphatec Pacific, Inc., a Japanese corporation and subsidiary of the Company (“API”);

WHEREAS, the Company and Yoshimi have entered into negotiations concerning this Agreement at the offices of HealthpointCapital, LLC in New York City.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.             Term.  The Company hereby agrees to retain Yoshimi, and Yoshimi hereby agrees to be retained by the Company, upon the terms set forth in this Agreement, for the period commencing on March 25, 2005 (the “Commencement Date”) and ending on the first anniversary of the Commencement Date (the “Initial Term”), unless sooner terminated in accordance with the provisions of Section 4; provided, however, that upon the expiration of the Initial Term, unless Company shall have previously notified Yoshimi otherwise, Yoshimi’s retention shall continue on a month-to-month basis, terminable by Company or Yoshimi as hereafter provided (the Initial Term, as it may be extended, is referred to herein as the “Term”).

2.             Title; Capacity.  Yoshimi shall serve as the Representative Director, President and Chief Executive Officer of API to perform the duties and responsibilities inherent in such position including, but not limited to, negotiating and restructuring API’s relationships with its distributors in order to maximize the benefits that accrue to API through these relationships.  The Company and Yoshimi agree that Yoshimi shall endeavor to restructure the business of API such that API will sell its products to customers without the use of a distributor.  To this end, Yoshimi shall endeavor to hire employees from API’s current distributor in order to run API’s distribution operation, to the extent permitted by law or such distribution.  The Company and Yoshimi further agree that Yoshimi shall endeavor to cause API to repurchase inventory that API has sold to its distributors on a “pay-as-we-go” basis.  Thereafter, Yoshimi shall endeavor to build an organization at API which, over a period of approximately 24 months, would include identifying and training a successor to assume the position of CEO of API and lead the business to continuing growth.  The manner of the performance of Yoshimi’s services hereunder and the amount of time Yoshimi spends in Japan or elsewhere in so providing such services shall be solely within the discretion and determination of Yoshimi, subject to the authority of the Board of Directors of the Company and provisions of Section 4.2.  In the event that (except in connection with grooming a successor CEO as contemplated above) Yoshimi’s title, authority or duties are changed or diminished, or that the geographical region where Yoshimi provides his services is altered, or that another person is appointed by API with comparable or more senior executive title, authority or duties, such action or actions shall be considered a termination by the Company without cause pursuant to Section 4.2.  It is contemplated that the Term will end upon the election of the successor CEO with the consent of Yoshimi.

3.             Compensation and Benefits.

3.1           Compensation.  The Company shall pay Yoshimi annual base compensation of $200,000, commencing on the Commencement Date, payable in accordance with the Company’s customary payroll practices.

3.2           Fringe Benefits.  Yoshimi shall be entitled to participate in all benefit programs that the Company establishes and makes available to its management employees, if any, to the extent that Yoshimi’s position, tenure, compensation, age, health and other qualifications make him eligible to participate, including, but not limited to, health care plans, life insurance plans, dental care plans, disability income plans, supplemental retirement plans, and all other benefit plans from time to time in effect generally for executives and/or employees of the Company.  Yoshimi shall also be subject to indemnification by the Company and be covered under the Company’s officers and directors liability insurance and other liability insurance to the fullest extent provided to any officer or director of the Company.

3.3           Reimbursement of Expenses.  Yoshimi shall be entitled to reimbursement for reasonable travel, entertainment and other expenses incurred or paid by him in connection with, or related to the performance of his duties, responsibilities or services under this Agreement, upon presentation by Yoshimi of documentation, expense statements, vouchers and/or such other supporting information as the Company may request.

4.             Termination of Retention Period.  This Agreement, and Yoshimi’s services hereunder, shall terminate upon the occurrence of any of the following:

4.1           Termination for Cause.  At the election of the Company, for Cause.  For the purposes of this Section 4.1, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

(a)           a finding by the Company that Yoshimi has engaged in dishonesty, gross negligence or gross misconduct that is injurious to the Company;

(b)           Yoshimi’s conviction or entry of nolo contendere to any felony or crime involving moral turpitude, fraud or embezzlement of Company property; or

(c)           Yoshimi’s failure to provide any of the services set forth in Section 2 herein, or any other material breach of this Agreement, which, if curable, has not been cured by Yoshimi within 30 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach.

4.2           Termination by the Company Without Cause.  At the election of the Company, without Cause, at any time.  Any material breach of this Agreement by the Company which, if curable, has not been cured by the Company within 30 days after receiving written notice from Yoshimi stating with reasonable specificity the nature of such breach shall be deemed to be a termination without Cause by the Company.

4.3           Death or Disability.  Upon the death or a determination of disability of Yoshimi.  As used in this Agreement, the determination of “disability” shall occur when Yoshimi, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement.  A determination of disability shall be made by a physician satisfactory to both Yoshimi and the Company, provided that if Yoshimi and the Company do not agree on a physician, Yoshimi and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

4.4           Voluntary Termination by Yoshimi.  At the election of Yoshimi, other than pursuant to Sections 4.2, 4.3 or as a result of any material breach of this agreement by the Company which is not cured within thirty (30) days of receiving notice from Yoshimi, stating with reasonable specificity the nature of such breach, upon not less than 30 days prior written notice by him to the Company.

5.             Effect of Termination.

5.1           Termination for Cause, at the Election of Yoshimi or for Death of Disability.  In the event that Yoshimi’s services are terminated for Cause pursuant to Section 4.1, for death or disability pursuant to Section 4.3 or at the election of Yoshimi pursuant to Section 4.4, the Company shall have no further obligations under this Agreement other than to pay to Yoshimi the compensation and benefits, including payment for accrued but untaken vacation days, otherwise payable to him under Section 3 through the last day of his actual retention by the Company.

5.2           Termination by the Company Without Cause.

(a)           In the event that Yoshimi’s services are terminated pursuant to Section 4.2, the Company shall continue to pay to Yoshimi his annual base compensation then in effect for twelve (12) months in the manner set forth in Section 3.1 and payment for accrued but untaken vacation days.  In addition, the Company shall continue its contributions toward Yoshimi’s health care, dental, disability and life insurance benefits for a period of twelve months from the last day of Yoshimi’s retention or for the remainder of time left in the Agreement Term, whichever is greater.  Notwithstanding the foregoing, the Company shall not be required to provide any health care, dental, disability or life insurance benefit otherwise receivable by Yoshimi pursuant to this Section 5.2 if Yoshimi is actually covered by an equivalent benefit (at the same cost to Yoshimi, if any) from another employer during which continuing benefits are provided pursuant to this Section 5.2.  Any such benefit made available to Yoshimi shall be reported to the Company.  The amounts paid under this Section 5.2 shall be in lieu of, and not in addition to, any severance benefits for which Yoshimi would be otherwise eligible.  The benefits provided for in this Section are conditioned upon the execution by Yoshimi of a release in a form satisfactory to the Company with respect to the matters covered in this Section 5.2(a).

6.             Nondisclosure.

6.1           Proprietary Information.

(a)           Yoshimi agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s or API’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company and/or API.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists.  Yoshimi will not disclose any Proprietary Information to others outside the Company and API or use the same for any unauthorized purposes, either during or after his retention, unless and until such Proprietary Information has become public knowledge without fault by Yoshimi.  Proprietary Information shall not include information and know-how that, prior to the execution of this Agreement, has entered the public domain or has been disclosed to the public by the Company or lawfully by others, and shall not include information and know-how required to be disclosed by law, regulation or other governmental requirement.

(b)           Yoshimi agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Yoshimi or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Yoshimi only in the performance of his duties for the Company.

(c)           Yoshimi agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company and API, customers of the Company and API or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or API or to Yoshimi in the course of the Company’s or API’s business.

6.2           Noncompetition and Non-solicitation.  As a necessary measure to protect any intellectual property, proprietary information, trade secrets, know-how and other data or information owned or developed by API, Yoshimi agrees that:

(a)           During his retention by the Company hereunder and for one (1) year thereafter, Yoshimi shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity that competes with the Company’s or API’s business, whether for salary or otherwise, or engage in any business activities competitive with the Company’s business, whether alone, as an employee, as a partner, or as a shareholder (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity of any other entity, within Japan.  Notwithstanding the foregoing, the expenditure of reasonable amounts of time as a member of other companies’ Board of Directors shall not be deemed a breach of this if those activities do not materially interfere with the services required under this Agreement; and

(b)           For a period of one (1) year after termination of Yoshimi’s services for any reason, Yoshimi will not recruit solicit or induce, or attempt to induce, any employee or employees of the Company or API to terminate their employment with, or otherwise cease their relationship with, the Company or API.

6.3           If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.4           The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by Yoshimi to be reasonable for such purpose.  Yoshimi agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

6.5           Other Agreements.  Yoshimi represents that his performance of all the terms of this Agreement does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his retention by the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

7.             Notices.

7.1           All notices under this Agreement must be in writing and may be given by personal delivery, telex, telegram, private courier service or registered or certified mail.

7.2           A notice is deemed to have been given:

(a)           by personal delivery or private courier service, as of the day of delivery of the notice to the addressee; and

(b)           by mail, as of the fifth (5th) day after the notice is mailed.

7.3           Notices must be sent to:

(i)            if to the Company, to:

Alphatec Spine Inc.

6110 Corte Del Cedro

Carlsbad, CA 92009

Telecopier: (760) 431-1573

Attention: Chief Executive Officer

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Chrysler Center
666 Third Avenue
New York, New York 10017
Attention:  Stephen C. Curley, Esq.

(ii)           if to Yoshimi, to:

Shunshiro Yoshimi

25-7 Asumigaoka, 7 Chome

Midori-ku

Chiba-shi

Chiba-ken

with a copy to:

Jacobson, Mermelstein & Squire, LLP

52 Vanderbilt Avenue

New York, New York  10017

Attention:  Walter C. Squire, Esq.

8.             Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the Rules of the American Arbitration Association (“AAA”), before a panel of three (3) arbitrators.  The arbitrators shall be chosen by mutual agreement of Buyer and Seller or if they cannot agree, by the AAA.  The arbitrators shall be required to apply and shall be bound by applicable New York State and federal law in rendering their decision.  The determination of the arbitration shall be conclusive and binging, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The arbitration shall take place in New York City.  Each party shall bear its own costs incurred in connection with any such arbitration, and the fees and expenses of the arbitrators shall be shared equally by the Company and Yoshimi.

9.             Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

10.           Entire Agreement.  This Agreement, and those documents referenced herein, constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.

11.           Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and Yoshimi.

12.           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York.

13.           Successors and Assigns.

13.1         Assumption by Successors.  Any successor shall succeed to all of the Company’s duties, obligations, rights and benefits hereunder.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise and whether or not after a Change in Control) to all or substantially all of the business or assets of the Company to assume in writing prior to such succession and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

13.2         Successor Benefits.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Yoshimi are personal and shall not be assigned by him.

14.           Miscellaneous.

14.1         No Waiver.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

14.2         Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

14.3         Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

14.4         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

/s/ Shunshiro Yoshimi
Shunshiro Yoshimi

ALPHATEC SPINE INC.

By:	/s/ John H. Foster
Title: Chief Executive Officer